UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 4, 2009 (February 26, 2009)

THERAGENICS CORPORATION®
(Exact name of registrant as specified in charter)

Delaware	000-15443	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Executive Compensation

On February 26, 2009, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Theragenics Corporation recommended, and the Board of Directors approved, the following actions relating to executive compensation.  Actions taken with respect to the compensation of M. Christine Jacobs, Chief Executive Officer of the Company, were recommended by the Compensation Committee and approved by the independent Directors of the Company.

2009 Short-Term Incentive Program

The Board of Directors approved the 2009 Short-Term Incentive Program, pursuant to which each named Executive Officer will have a short-term incentive cash bonus opportunity based on financial and individual performance.  The individual target bonus opportunity for Ms. Jacobs is 60% of base salary, with a minimum bonus opportunity of 0% and a maximum of 120%.  The individual target bonus opportunity for the other Executive Officers ranges from 35% to 50% of base salary, with a minimum bonus opportunity of 0% and a maximum of 70% to 100%.

For each named Executive Officer, 24% to 30% of the bonus opportunity will be measured against established goals for revenue and either earnings before interest, taxes, depreciation and amortization (“EBITDA”) or a measure of operating profit; 32% to 43% will be measured against individual performance goals; and approximately 30% to 44% will be based on a subjective assessment of individual performance.  With respect to Ms. Jacobs, her individual performance goals were reviewed and approved by the Compensation Committee and the independent Directors of the Company.  For the other named Executive Officers, individual performance goals were determined by the Chief Executive Officer and reviewed and approved by the Compensation Committee and Board of Directors.

2009 Long-Term Incentive Program

The Board of Directors approved a long-term incentive program for the January 1, 2009 to December 31, 2009 performance period. Each named Executive Officer was granted the following awards under a long-term incentive program for the January 1, 2009 to December 31, 2011 performance period:

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Executive Officer	Stock Options	Shares of Restricted Stock	Cash Bonus Opportunity (at Target Amount)
M. Christine Jacobs	80,000	40,000	$235,000
Francis J. Tarallo	40,000	18,000	220,000
Bruce W. Smith	34,000	15,000	220,000
Michael F. Lang	34,000	15,000	175,000
Ronald Routhier	34,000	15,000	175,000
Russell Small	34,000	15,000	175,000
Janet Zeman	34,000	15,000	175,000
R. Michael O’Bannon	19,000	8,000	115,000

The Stock Option and Restricted Stock Awards were made under the Theragenics Corporation 2006 Stock Incentive Plan.  The incentive stock options have an exercise price of $0.93 per share, equal to the closing price of the Company’s common stock, as quoted on the New York Stock Exchange, on February 26, 2009, the date of grant.  Twenty-five percent (25%) of the Stock Option and Restricted Stock Awards vest annually, commencing on February 26, 2010, provided the Executive remains employed with Theragenics or an affiliate.

Any unvested Stock Options vest upon the date of the Executive’s termination of employment with Theragenics or an affiliate due to death, disability, or upon a change in control of the Company, as defined in the terms and conditions to the Stock Option Award. Unvested Restricted Stock vests pro rata based on the number of days elapsed in the vesting period upon termination of employment due to death, disability or by the Company without cause, as defined in the terms and conditions of the Restricted Stock Award. All unvested Restricted Stock vests upon a change in control of the Company.  Any Stock Options and Restricted Stock that have not become vested as of the date of the Executive’s termination of employment with Theragenics or an affiliate shall be forfeited.

The cash bonus opportunity is provided under the 2009 Long-Term Cash Incentive Plan adopted by the Board of Directors. Fifty percent (50%) of the Cash Bonus Opportunity will be based upon the cumulative revenue of the Company for the period 2009 to 2011 (the “Revenue Goal”), and 50% will be based upon the cumulative EBITDA of the Company for the same period (the “EBITDA Goal”), in each case as measured relative to its strategic objectives over the 2009 to 2011 period.  Cumulative threshold, target and maximum amounts have been developed, based on the Company’s strategic plan, and the 2009 Long-Term Cash Incentive Plan will be measured and paid according to the following schedules:

	Payout as Percent of Target Amount
Cumulative amount	Revenue Goal	EBITDA Goal
Maximum (or greater)	100%	100%
Target	50%	50%
Threshold	25%	25%
Below threshold	0%	0%

If employment of the Executive with Theragenics or an affiliate is terminated before December 31, 2011 due to death, disability, or is terminated by the Company without cause, the Executive will be entitled to a pro rata cash bonus determined in accordance with the terms of the Award.  If employment is terminated for any other reason before December 31, 2011 (unless a change in control as defined in the Award occurs before then), the cash bonus opportunity will be forfeited.  If a change in control occurs before December 31, 2011, the cash award becomes vested at the target level, provided the Executive is employed by Theragenics or an affiliate as of the date of a change in control.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits

Exhibit Number	Document

10.1	2009 Long-Term Cash Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION
(Registrant)

Dated: March 4, 2009	By:	/s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer

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